Exhibit 10.3

Premises Lease Contract

This Premises Lease Contract (“Contract”) is entered into by and between:

Lessor: Shishi Changsheng Shoes Industrial Co., Ltd.

And

Lessee: Shishi Feiying Plastic Co., Ltd.

This Contract is entered into in order to define rights and obligations of the Lessor and the Lessee through negotiation.

Article 1
The Lessor leases the premises, located in Longshan Development Area, Hanjiang Town, Shishi City (Jingmin Road (S), Jiulongshan Development Zone, Hongku, Hanjiang) (“Premises”), covering building (use) areas of 3,914.18 m2, to the Lessee that will be used as a factory for producing slippers.

Article 2	Term of Lease (“Lease Term”)

The Lease Term shall be four years from January 01, 2008 when the Lessor delivers the Premises to the lessee, to December 31, 2011 when the Premises are withdrawn or the parties hereto renew the lease.

The Lessor shall be entitled to terminate this Contract and withdraw the Premises if the Lessee meets any of the following circumstances:

1.	The Lessee sub-leases, transfers or sub-lends the Premises to others at its own discretions.

2.	The Lessee carries out illegal activities in the Premises, which damage the public benefits.

3.	The Lessee defaults in the rentals for more than three months in accumulation.

In the event that the Lessee is unable to find other premises upon expiry of the Lease Term, the Lessor shall extend the Lease Term at its own discretionary powers.

In the event that the Lessor intends to continue to lease out the Premises upon expiry of the Lease Term, the Lessor shall have the first refusal of right for the further lease of the Premises.

Exhibit 10.3

Article 3	Rentals and Payment Deadline

Upon negotiation and determination by the parties hereto, the monthly rentals shall be RMB 5.00 per square meter, and the total annual rentals shall be RMB 234,850.80. The rentals shall be paid in a lump sum one month in advance.

Article 4	Repairs and Maintenance during Lease Term

The Lessor shall be obligated to repair the Premises by inspecting and repairing the Premises and its equipment every six months, to ensure the safe residence in and the normal use of the Premises by the Lessee.

When the Lessor is repairing the Premises, the Lessee shall assist such repairs in an active manner without interrupting the construction in any way. In the event that the Lessor is unable to repair the Premises, it may assist the Lessee to carry out such repairs through negotiation. And the repairs fees paid by the Lessee shall be applied to offset the rentals or reimbursed by the Lessor in installment.

Article 5	Replacement of Lessor and Lessee

(I)	This Contract shall be binding upon the new owner provided that the Lessor transfers the Premises to a third party.

(II)
In the event that the Lessor sells the Premises, it shall send a three-month notice to the Lessee. In the event of all the things being equal, the Lessee shall have the first refusal of right to purchase the Premises.

Article 6	Breaching Liability

(I)	In the event that the Lessor fails to deliver the Premises meeting the given requirements to the Lessee subject to the above terms hereof, it shall pay RMB 2,000.00 as the compensation to the Lessee.

(II)	In the event that the Lessor fails to deliver the Premises to the Lessee on schedule, it shall pay RMB 2,000.00 as the liquidated damages to the Lessee.

Exhibit 10.3

(III)
In the event that the Lessor fails to deliver the Premises to the Lessee on schedule (or as required), it shall pay RMB 2,000.00 as the liquidated damages to the Lessee, and shall indemnify the Lessee if such failure causes injury of the Lessee's personnel or property loss to the Lessee.

(IV)	In addition to paying the rentals, the Lessee shall pay RMB 1,000.00 as the liquidated damages to the Lessor provided that it fails to pay the rentals within the specified time limit.

(V)
In the event that the Lessor transfers the Premises to others at its own discretions by breaching this Contract, it shall pay RMB 1,000.00 as the liquidated damages to the Lessee, and shall indemnify the loss caused to the Premises, if any.

Article 7	Conditions for Exemption:

In the event that the Premises are damaged and the Lessor suffers losses due to the Force Majeure, no party shall be liable to the other party.

Article 8	Dispute Resolutions

Any dispute arising out of performance of this Contract shall be settled through negotiation; if not reached, any party may bring a lawsuit to the court.

Article 9	Miscellaneous

This Contract is made in two originals with the Lessor and the Lessee holding one respectively.

Sealed by Lessor: Shishi Changsheng Shoes Industrial Co., Ltd.
Address:
Legal Representative:

Sealed by Lessor: Shishi Feiying Plastic Co., Ltd.
Address:
Legal Representative:

Signed in Shishi City

Signed on December 25, 2007